Exhibit 1A-6.2

ADDENDUM TO

CONSULTING AGREEMENT

This Addendum to the Investment Consulting Agreement is made and entered into as of the 1st day of October 2016 (the “Addendum”) by and between Cold River Capital Inc, a corporation having its principal offices at 9 Richard Avenue, Bellingham, MA 02019 (“Consultant”), and KYN CAPITAL GROUP INC, Group Inc. (“Client”).

Consultant agrees to provide Client with the investment consulting services stipulated in SCHEDULE A. Additional services, which are not committed to by Client at this time but may be requested in the future, will be detailed in a future document as necessary.

SCHEDULE A

SERVICES AND FEES

1.	Consulting Services

Consultant agrees to provide the following services to Client:

A)	Investment Policy and Asset/Liability Studies:

1.	Work with Board of Directors to create and update, at least annually, the corporation’s investment policy statement.

2.	Work with management to conduct an asset/liability study of the methodologies, assumptions, asset classes for consideration, and alternative asset/investment opportunities.

3.	Develop an appropriate investment management structure for the corporation and each asset class that considers the role of active versus passive strategies and investment management styles under different market conditions.

4.	Analyze the investment characteristics of available asset classes and the risk/return potential of alternative asset mix policies.

5.	Assist the Board in developing policies, guidelines and procedures for rebalancing the asset mix.

6.	Advise the company about new developments in marketing, management techniques and portfolio management strategies. Analyze how new techniques and strategies might improve their appearance towards public investors and equity fund managers and whether they should be implemented.

7.	Provide advice and recommendations on various other investment policy issues including, but not limited to: uplifting to a senior trading board, acquisition targets, etc.

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B)	Investment Manager Oversight, Search, and Selection:

1.	Provide advice and recommendations on investment manager allocation and structure, manager mandates and performance benchmarks.

2.	Provide on-going monitoring and oversight of management actions to ensure compliance with laws and regulations, investment policies and corporate mandates. Have periodic discussions with Management on investment performance and organizational issues (such as changes in ownership, staff, new products, etc.).

4.	Provide investment manager search and selection services from time to time and make recommendations as necessary, that will create awareness in the market place.

5.	Assist with negotiating appropriate investment management fees and with monitoring and evaluating manager trading and transaction costs, and or negotiating a suitable partner or sale, that will benefit the client.

C)	Performance Evaluation and Reporting:

1.	Assist management in evaluating Compare the investment performance of the total corporation, subsidiaries, and industry groups.

2.	Conduct performance attribution analysis to determine the value added by each subsidiary or industry group.

3.	Assist management in presenting performance reports on a quarterly basis to the Board.

D)	Client Service and Education:

1.	Attend 12 regular monthly meetings of the Board, as well as special meetings pertaining to investments that may be necessary from time to time.

2.	Assist in preparing and presenting quarterly reports on investment performance.

3.	Coordinate effectively with management, hedge funds, and other potential investors.

4.	Respond to inquiries between meetings in an appropriate and timely manner.

5.	Note any significant changes in the firm’s ownership, organizational structure and personnel in a timely manner.

6.	Assist on special projects as needed from time to time.

7.	Provide all other requested investment advisory-related services (at additional fees if required).

8.	Provide education to Board and staff on investment issues and participate in ad hoc workshops as requested by the Board from time to time.

9.	Make available all firm research, including proprietary research, and ensure research staff is available for consultation with FCERA representatives.

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E)	Review, Select and Search for Other Investment-Related Vendors:

1.	Provide advice and recommendations on custodial arrangements (including custodian search and review services).

2.	Assist with evaluation, search and selection involving other investment-related consultants and vendors as required.

2.	Fees for Service

For the above-referenced series of services, Client agrees to pay a monthly fee of $10,000 payable at the end of each month.

KYN CAPITAL GROUP INC.

(“COMPANY”)

/s/ Clem A. Yeboah

Clem A. Yeboah (Chairman)

COLD RIVER CAPITAL, INC

(“CONSULTANT”)

/s/ Phil Sands

Phil Sands (Principal)

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